Exhibit 4.1

DESCRIPTION OF SECURITIES

As of December 31, 2022, Hancock Park Corporate Income, Inc. (the “Company,” “we,” “our,” or “us”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Annual Report on Form 10-K to which this Description of Securities is attached as an exhibit.

A. Common Stock, $0.001 par value per share

As of December 31, 2022, under the terms of our charter, our authorized capital stock consisted solely of 20,000,000 shares of common stock, par value $0.001 per share. There is currently no market for our common stock, and we can offer no assurances that a market for our shares will develop in the future. There are no outstanding options or warrants to purchase our stock. No stock has been authorized for issuance under any equity compensation plans. Under Maryland law, our stockholders generally are not personally liable for our debts or obligations.
All policies shall be equally applicable and enforceable to each stockholder, including but not limited to those pertaining to liquidation, conversion and redemption rights. None of our shares are subject to further calls or to assessments, sinking fund provisions, obligations of the company or potential liabilities associated with ownership of the security (not including investment risks).
Common Stock

Under the terms of our charter, all shares of our common stock will have equal rights as to voting and, when they are issued, will be duly authorized, validly issued, fully paid and nonassessable. Distributions may be paid to the holders of our common stock if, as and when authorized by our Board and declared by us out of funds legally available therefor. Except as may be provided by our Board in setting the terms of classified or reclassified stock, shares of our common stock will have no preemptive, exchange, conversion or redemption rights and will be freely transferable, except where their transfer is restricted by federal and state securities laws or by contract. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after we pay all debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time. Each share of our common stock will be entitled to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as may be provided by our Board in setting the terms of classified or reclassified stock, and subject to the express terms of any class or series of preferred stock, the holders of our common stock will possess exclusive voting power. There will be no cumulative voting in the election of directors, which means that holders of a plurality of the outstanding shares of common stock at which a quorum is present will be able to elect all of our directors, provided that there are no shares of any other class or series of stock outstanding entitled to vote in the election of directors, and holders of less than a plurality of such shares will be unable to elect any director.

Limitation on Liability of Directors and Officers; Indemnification and Advance of Expenses

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity against reasonable expenses incurred in the proceeding in which the director or officer was successful. Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that
(a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

Our insurance policy will not provide coverage for claims, liabilities and expenses that may arise out of activities that the present or former directors or officers of the Adviser have performed for another entity at our request. There is no assurance that such entities will in fact carry such insurance. However, we note that we do not expect to request the present or former directors or officers of the Adviser to serve another entity as a director, officer, partner or trustee unless we can obtain insurance providing coverage for such persons for any claims, liabilities or expenses that may arise out of their activities while serving in such capacities.

Provisions of the Maryland General Corporation Law and Our Charter and Bylaws

The Maryland General Corporation Law and our charter and bylaws contain provisions that could make it more difficult for a potential acquirer to acquire us by means of a tender offer, proxy contest or otherwise. These provisions are expected to discourage certain coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to negotiate first with our Board. We believe that the benefits of these provisions outweigh the potential disadvantages of discouraging any such acquisition proposals because, among other things, the negotiation of such proposals may improve their terms.

Election of Directors

As permitted by Maryland law, our directors will be elected by a plurality of all votes cast by holders of the outstanding shares of stock entitled to vote at a meeting at which a quorum is present.
Classified Board of Directors

Our Board is divided into three classes of directors serving staggered three-year terms. At each annual meeting of our stockholders, the successors to the class of directors whose terms expire at such meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. However, the initial members of the three classes of directors have initial terms of one, two and three years, respectively. Each director will hold office for the term to which he or she is elected and until his or her successor is duly elected and qualifies. We believe that the longer time required to elect a majority of a classified Board will help to ensure the continuity and stability of our management and policies.

Number of Directors; Vacancies; Removal

Our charter provides that the number of directors will be set by our Board in accordance with our bylaws. Our bylaws provide that a majority of our entire Board may at any time increase or decrease the number of directors. Our bylaws provide that the number of directors may never be less than one or more than twelve. Our charter provides that, at such time as we have at least three independent directors and our common stock is registered under the Exchange Act, we may elect to be subject to the provision of Subtitle 8 of Title 3 of the Maryland General Corporation Law regarding the filling of vacancies on the Board. Accordingly, at such time, except as may be provided by our Board in setting the terms of any class or series of preferred stock, any and all vacancies on our Board may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies, subject to any applicable requirements of the 1940 Act.

Our charter provides that a director may be removed only for cause, as defined in our charter, and then only by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of directors.
Action by Stockholders

The Maryland General Corporation Law provides that stockholder action can be taken only at an annual or special meeting of stockholders or by unanimous consent in lieu of a meeting. These provisions, combined with the requirements of our bylaws regarding the calling of a stockholder-requested special meeting of stockholders discussed below, may have the effect of delaying consideration of a stockholder proposal until the next annual meeting.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals

Our bylaws provide that with respect to an annual meeting of stockholders, nominations of persons for election to our Board and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by our Board or (c) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of persons for election to our Board at a special meeting may be made only (a) pursuant to our notice of the meeting, (b) by our Board or (c) provided that our Board has determined that directors will be elected at the meeting, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.

The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our Board a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our Board, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our Board any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Calling of Special Meetings of Stockholders

Our bylaws provide that special meetings of stockholders may be called by our Board and certain of our officers. In addition, our charter and bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the corporation upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.
Approval of Extraordinary Corporate Action; Amendment of Charter and Bylaws

Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter generally provides for approval of charter amendments and extraordinary transactions by the stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. Our charter also provides that certain charter amendments, any proposal for our conversion, whether by charter amendment, merger or otherwise, from a closed-end company to an open-end company and any proposal for our liquidation or dissolution requires the approval of the stockholders entitled to cast at least 80% of the votes entitled to be cast on such matter. However, if such amendment or proposal is approved by a majority of our continuing directors (in addition to approval by our Board), such amendment or proposal may be approved by a majority of the votes entitled to be cast on such a matter. The “continuing directors” are defined in our charter as (1) our current directors, (2) those directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of our current directors then on our Board or (3) any successor directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors or the successor continuing directors then in office. In any event, in accordance with the requirements of the 1940 Act, any amendment or proposal that would have the effect of changing the nature of our business so as to cause us to cease to be, or to withdraw our election as, a BDC would be required to be approved by a majority of our outstanding voting securities, as defined under the 1940 Act.

Our charter and bylaws provide that our Board will have the exclusive power to make, alter, amend or repeal any provision of our bylaws.
No Appraisal Rights

In certain extraordinary transactions, the Maryland General Corporation Law provides the right to dissenting stockholders to demand and receive the fair value of their shares, subject to certain procedures and requirements set forth in the statute. Those rights are commonly referred to as appraisal rights. Except with respect to appraisal rights arising in connection with the Control Share Acquisition Act defined and discussed below, as permitted by the Maryland General Corporation Law, and similar rights in connection with a proposed roll-up transaction, our charter provides that stockholders will not be entitled to exercise appraisal rights.
Control Share Acquisitions

The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, which we refer to as the Control Share Acquisition Act. Shares owned by the acquirer, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power:

•one-tenth or more but less than one-third;

•one-third or more but less than a majority; or

•a majority or more of all voting power.
The requisite stockholder approval must be obtained each time an acquirer crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A control share acquisition means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our Board of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may repurchase for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to repurchase control shares is subject to certain conditions and limitations, including, as provided in our bylaws, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or of any meeting of stockholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

The Control Share Acquisition Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act any and all acquisitions by any person of our shares of stock. The staff of the SEC’s Division of Investment Management previously took the position that if a BDC failed to opt-out of the Control Share Acquisition Act its actions would be inconsistent with Section 18(i) of the 1940 Act. However, the SEC recently withdrew its previous position, and stated that it would not recommend enforcement action against a closed-end fund, including a BDC, that opts in to being subject to the Control Share Acquisition Act if the closed-end fund acts with reasonable care on a basis consistent with other applicable duties and laws and the duty to the company and its stockholders generally. As such, we may amend our bylaws to be subject to the Control Share Acquisition Act only if our Board determines that it would be in our best interests and if such amendment can be accomplished in compliance with applicable laws, regulations and SEC guidance.

Business Combinations

Under Maryland law, certain “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder, which we refer to as the Business Combination Act. These business combinations include a merger, consolidation, share exchange or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:

•any person who beneficially owns 10% or more of the voting power of the corporation’s shares; or

•an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

A person is not an interested stockholder under this statute if the Board approved in advance the transaction by which he otherwise would have become an interested stockholder. However, in approving a transaction, the Board may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the Board.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the Board of the corporation and approved by the affirmative vote of at least:

•80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

•two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.

The statute permits various exemptions from its provisions, including business combinations that are exempted by the Board before the time that the interested stockholder becomes an interested stockholder. Our Board has adopted a resolution that any business combination between us and any other person is exempted from the provisions of the Business Combination Act, provided that the business combination is first approved by our Board, including a majority of the directors who are not interested persons as defined in the 1940 Act. This resolution, however, may be altered or repealed in whole or in part at any time. If this resolution is repealed, or our Board does not otherwise approve a business combination, the statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Conflict with 1940 Act

Our bylaws provide that, if and to the extent that any provision of the Maryland General Corporation Law, including the Control Share Acquisition Act (if we amend our bylaws to be subject to such Act) and the Business Combination Act, or any provision of our charter or bylaws conflicts with any provision of the 1940 Act, the applicable provision of the 1940 Act will control.